Exhibit 99.1

NEWS RELEASE
THE HARTFORD REPORTS FOURTH QUARTER 2010 NET INCOME OF
$619 MILLION OR $1.24 PER DILUTED SHARE
COMPANY DOUBLES COMMON STOCK DIVIDEND
•	Reports fourth quarter core earnings* of $526 million or $1.06 per diluted share
•	Strong 2010 performance, with full year net income of $1.7 billion, compared to an $887 million net loss in 2009
•	Board of Directors approved increasing quarterly common stock dividend to $0.10 per share
•	Book value per common share, excluding AOCI*, of $46.70, up 3% from September 30, 2010
•	Investment portfolio continued to improve, with realized credit losses declining to lowest level since second quarter 2007
•	Announced sale of two non-core businesses, Canadian mutual funds and SRS
HARTFORD, Conn., February 2, 2011 — The Hartford Financial Services Group, Inc. (NYSE:HIG) today reported fourth quarter 2010 net income of $619 million, or $1.24 per diluted share. In the fourth quarter of 2009, the company reported net income of $557 million, or $1.19 per diluted share. Core earnings for the fourth quarter of 2010 were $526 million, or $1.06 per diluted share.
In addition, the company’s Board of Directors today declared a quarterly dividend of $0.10 per share of Common Stock, a 100% increase over the prior amount, payable on April 1, 2011, to shareholders of record at the close of business on March 1, 2011.
For full year 2010, The Hartford reported net income of $1.7 billion, or $2.49 per diluted share, compared with a net loss of $887 million, or ($2.93) per diluted share for full year 2009. Core earnings for full year 2010 were $1.9 billion, compared with $796 million for full year 2009. Core earnings per diluted share were $2.89, an increase of 56% from $1.85 per diluted share for full year 2009.
“The fourth quarter was a strong finish to a year of significant accomplishments for The Hartford, demonstrating the fundamental strengths of the company’s businesses, strategy, brand and people,” said Liam E. McGee, The Hartford’s chairman, president and chief executive officer. “The Hartford is a more focused and energized organization today. We executed on our 2010 commitments to produce more consistent operating and financial performance and to build capital strength. In 2011, we will build on this momentum to deliver sustained profitable growth.”

“Based on the company’s improved capital position and our confidence in The Hartford’s earnings power, the Board of Directors approved a doubling of the company’s quarterly dividend. This is an important first step and, over time, we will prudently evaluate additional capital management actions,” added McGee.
FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

	Quarterly Results			Full Year Results
(in millions except per share data)	4Q’10	4Q’09	Change	FY ’10	FY ’09	Change
Net (loss) income	$619	$557	11%	$1,680	$(887)	NM
Net (loss) income available to common shareholders per diluted share	$1.24	$1.19	4%	$2.49	$(2.93)	NM
Core earnings	$526	$689	(24%)	$1,873	$796	135%
Core earnings available to common shareholders per diluted share	$1.06	$1.51	(30%)	$2.89	$1.85	56%
Book value per common share	$44.44	$38.92	14%
Book value per common share (ex. AOCI)	$46.70	$47.56	(2%)
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.
The company’s fourth quarter 2010 core earnings included the effect of the following items, which contributed core earnings of $0.15 per diluted share in total (all numbers are after-tax unless otherwise noted):
•	Positive DAC unlock of $48 million, or $0.10 per diluted share, driven by U.S. equity market appreciation, partially offset by the effect of rising interest rates on global fixed income returns. In the fourth quarter of 2009, the company reported a $78 million positive DAC unlock, or $0.19 per diluted share.

•	A benefit of $27 million, or $0.05 per diluted share, from net prior year reserve development in P&C Commercial, Consumer Markets and the Corporate and Other segment. In the fourth quarter of 2009, the company reported a benefit of $84 million, or $0.20 per diluted share, from net prior year reserve development.

COMMERCIAL MARKETS
Fourth Quarter 2010 Highlights:
•	P&C Commercial written premium* up 4% from prior year period, primarily driven by growth in small commercial
•	P&C Commercial combined ratio*, excluding catastrophes and prior year development, of 95.0 included 3.0 points of current accident year reserve strengthening related to the first nine months of 2010
•	In standard commercial lines, policy count retention held steady at 83% and policies-in-force grew 4% as compared to the prior year period
•	Renewal written pricing remained positive in standard commercial lines, up 1% for the fourth consecutive quarter
•	In Group Benefits, the company is implementing rate changes to address loss cost trends
P&C Commercial

	4Q’10	4Q’09
Written Premium (in millions)	$1,449	$1,399
Combined Ratio**	95.0%	89.8%

**	Excludes catastrophes and prior year development
Group Benefits

	4Q’10	4Q’09
Fully Insured Premium*** (in millions)	$1,030	$1,058
Loss Ratio***	79.1%	72.2%

***	Excludes buyout premiums
Commercial Markets net income was $253 million for the fourth quarter of 2010, compared with $460 million for the prior year period.
P&C Commercial net income was $213 million, a 49% decrease compared with $415 million for the prior year period. The decrease in net income in the fourth quarter of 2010 reflected lower positive net prior year reserve development and lower net realized capital gains, increased catastrophes, and current year reserve strengthening related to the first nine months of 2010, partially offset by higher net investment income.
Group Benefits net income was $40 million, an 11% decrease compared with $45 million for the prior year period. The decline reflected a 3% reduction in fully insured premium and an increase in long-term disability loss costs, partially offset by a $44 million improvement in net realized capital gains.

CONSUMER MARKETS
Fourth Quarter 2010 Highlights:
•	Solid underwriting profitability, with a combined ratio of 96.8%, excluding catastrophes and prior year development
•	Current accident year catastrophe ratio of 7.3 points, driven primarily by an Arizona hailstorm
•	Continuing to sharpen focus on target customer groups and to implement rate increases where appropriate
•	Renewal written price increases of 7% in auto and 10% in homeowners

	4Q’10	4Q’09
Written Premium (in millions)*	$896	$953
Combined Ratio**	96.8%	96.7%

**	Excludes catastrophes and prior year development
Consumer Markets net income was $30 million for the fourth quarter of 2010, compared with $85 million for the prior year period. The decrease was driven by significantly higher catastrophe losses and lower net realized capital gains. Current accident year catastrophe losses in the fourth quarter of 2010 were $71 million, or 7.3 points of the combined ratio, compared with a benefit of $14 million, or 1.4 points, in the fourth quarter of 2009.
Written premiums were $896 million, compared with $953 million in the prior year period. The 6% decline reflected the company’s rate and underwriting actions to increase profitability and the move towards a more preferred customer demographic.
WEALTH MANAGEMENT
Fourth Quarter 2010 Highlights:
•	Net income of $375 million, up from $116 million in the prior year period, driven by a significant improvement in net realized capital gains/losses
•	Assets under management* were $309.3 billion at December 31, 2010, up 5% from the prior year period and 3% sequentially
•	Retirement Plans deposits up 13% over prior year period
•	Retail mutual fund deposits up 7% over prior year period
•	Individual Life sales up 7% over prior year period

Account Values

(in billions)	Dec. 31, 2010	Dec. 31, 2009	Change
Global Annuity — U.S.	$95.2	$96.8	(2%)
Global Annuity — International	$38.1	$37.7	1%
Mutual Funds****	$100.5	$93.5	7%
Retirement Plans	$52.5	$44.0	19%

****	Beginning with the first quarter of 2010, investment-only mutual funds and proprietary mutual funds assets and results were transferred to the Mutual Funds business for reporting purposes on a prospective basis. The chart above provides the 2009 mutual fund account value on a pro forma basis. Proprietary mutual fund assets of $43.6 billion and $43.9 billion in years 2010 and 2009, respectively, are included in both mutual funds and in other segments to the extent that they generate earnings for those segments.
Wealth Management — Deposits (in billions)

	4Q’10	3Q’10	2Q’10	1Q’10	4Q’09
Total Deposits	$7.1	$6.0	$7.2	$8.1	$7.1
Wealth Management net income was $375 million for the fourth quarter of 2010, compared with $116 million for the prior year period. The fourth quarter of 2010 included net realized capital gains of $54 million, including a gain of $41 million from the sale of the Canadian mutual funds business. In the fourth quarter of 2009, net realized capital losses were $190 million.
Total Wealth Management deposits were $7.1 billion in the fourth quarter of 2010, compared with $6.0 billion in the third quarter of 2010 and $7.1 billion in the prior year period. Retail mutual fund deposits increased by 7% compared to the prior year period, as industry equity fund flows recovered from the weak third quarter of 2010. Individual Life sales increased 7% from the prior year period, driven by continued progress in the independent agent channel. Retirement Plans deposits increased 13% compared with the prior year period on higher 401(k) plan sales. Global Annuity deposits were down 59% compared with the prior year period due to the suspension of sales in International markets and the movement to a new product in the United States.
Assets under management totaled $309.3 billion at December 31, 2010, compared with $295.3 billion at December 31, 2009. The increase reflects equity market appreciation and positive flows in non-annuity businesses, particularly in Retirement Plans.

INVESTMENTS
Fourth Quarter 2010 Highlights:
•	Pre-tax net investment income, excluding trading securities, increased 5% over the prior year period, primarily driven by an $82 million improvement in returns on limited partnerships and other alternative investments
•	Impairment losses and net changes to the mortgage loan loss reserve totaled $57 million, continuing to trend lower from previous quarters
•	Investment portfolio had a net unrealized loss of $600 million at December 31, 2010, compared with a net unrealized loss of $5.0 billion at December 31, 2009
The Hartford’s total invested assets, excluding trading securities, were $98.2 billion as of December 31, 2010, compared with $93.2 billion as of December 31, 2009. Net investment income, excluding trading securities, was $1.1 billion, pre-tax, in the fourth quarter of 2010, a 5% increase over the prior year period.
Impairments and net changes to the mortgage loan loss reserve declined to $57 million in the fourth quarter of 2010. For 2010, impairments and net changes to the mortgage loan loss reserve totaled $591 million, down significantly from $1.9 billion in 2009. The positive developments in realized credit loss trends are primarily the result of $4.2 billion of derisking sales over the course of 2010, as well as improved fixed income markets and a more positive outlook for commercial real estate.
The net unrealized loss on investments was $600 million as of December 31, 2010, compared with a net unrealized gain of $1.2 billion as of September 30, 2010 and a net unrealized loss of $5.0 billion at December 31, 2009. The deterioration in the quarter was driven by lower security valuations due to rising interest rates, partially offset by modest spread tightening.
2011 GUIDANCE
The Hartford’s 2011 core earnings per diluted share guidance is between $3.70 and $3.90. The guidance reflects the assumptions set forth below. The guidance contained within this news release is subject to unusual or unpredictable benefits or charges that might occur in 2011, as well as factors noted below. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.
This guidance assumes the following:
• U.S. equity markets produce an annualized return of 9.0% (including 7.2% stock appreciation and 1.8% dividends) from the S&P 500 level of 1,283 on January 21, 2011;
• An annualized yield on limited partnerships and other alternative investments of 8%. In the last several years, yields have differed materially from the assumptions incorporated in guidance;
• This guidance incorporates no estimate of the effect of quarterly unlocks of the account values and related assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs;

• The guidance incorporates no estimate of prior year reserve development in the company’s property and casualty operations in the Commercial Markets, Consumer Markets and Corporate and Other segments; and
• Diluted weighted average shares of common stock outstanding of approximately 503 million for 2011.
The economy and market conditions remain uncertain and persistent stress in financial markets and recessionary global economic conditions increase the likelihood that the company’s 2011 earnings guidance will turn out to be incorrect. The company’s actual experience in 2011 will almost certainly differ from many of the assumptions described above, and investors should consider the risks and uncertainties that may cause the company’s actual results to differ, potentially materially, from the 2011 earnings guidance, including, but not limited to, those set forth in the discussion of forward looking statements at the end of this release and the risk factors included in the company’s quarterly reports on Form 10-Q for the quarters ended September 30, 2010, June 30, 2010 and March 31, 2010, and the annual report on Form 10-K for the year ended December 31, 2009.
CONFERENCE CALL
The Hartford will discuss its fourth quarter 2010 results and guidance for 2011 in a conference call on Thursday, February 3rd at 10 a.m. EST. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s website at ir.thehartford.com. The slide presentation will be posted on The Hartford’s website at 9 a.m. EST, on February 3rd.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the fourth quarter of 2010, which is available on The Hartford’s website, ir.thehartford.com.
ABOUT THE HARTFORD
Celebrating 200 years of helping its customers achieve what’s ahead, The Hartford (NYSE: HIG) is an insurance and wealth management company. Through its unique focus on customer needs, the company serves businesses and consumers by providing the products and solutions they need to protect their assets and income from risks and manage their wealth and retirement needs. A Fortune 100 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.
HIG-F

Media Contact:	Investor Contact:
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
shannon.lapierre@thehartford.com	richard.costello@thehartford.com

David Snowden
860-547-3397
david.snowden@thehartford.com

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three months and year ended December 31, 2009 and 2010 is set forth in the results by segment table. The 2011 earnings guidance presented in this release is based in part on core earnings (loss). A quantitative reconciliation of The Hartford’s net income (loss) to core earnings (loss) is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

Core earnings per share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per share is the most directly comparable GAAP measure. Core earnings per share should not be considered as a substitute for net income per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income per share and core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three months and year ended December 31, 2009 and 2010 is set forth on page 8 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2010.
Written premium is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for P&C Commercial and Consumer Markets for the three months and year ended December 31, 2009 and 2010 is set forth on pages of 16 and 21 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2010.
Book value per common share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per common share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per common share is the most directly comparable GAAP measure. A reconciliation of book value per common share to book value per common share excluding AOCI as of December 31, 2009 and 2010 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management are comprised of account values for Global Annuity — U.S., Global Annuity — International, Retirement Plans, Mutual Funds and Individual Life. Account values include policyholders’ balances for investment contracts and reserves for future policy benefits for insurance contracts. Mutual funds are owned by the shareholders of those funds and not by the Company. As such, the mutual fund assets and liabilities and related investment returns are not reflected in the Company’s consolidated financial statements since they are not assets, liabilities and operations of the Company.

The Hartford’s management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for P&C Commercial and Consumer Markets in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income is set forth on pages 16 and 21 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2010.
The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio is a relative measurement that describes the related cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100.0 demonstrates underwriting profit; a combined ratio above 100.0 demonstrates underwriting losses. The combined ratio before catastrophes and prior accident year development represents the combined ratio for the current accident year, excluding the impact of catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year development. Combined ratio before catastrophes and prior accident year reserve development are presented for P&C Commercial and Consumer Markets in The Hartford’s Investor Financial Supplement. A reconciliation of combined ratio before catastrophes and prior year development to the combined ratio is set forth on pages 17 and 22 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2010.
A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements we make regarding our future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include risks and uncertainties related to the Company’s current operating environment, which reflects continued volatility in financial markets, constrained capital and credit markets and uncertainty about the strength of an economic recovery and the impact of U.S. and other governmental stimulus, budgetary and legislative initiatives, and whether management’s efforts to identify and address these risks will be timely and effective; risks associated with our continued execution of steps to realign our business and reposition our investment portfolio, including the potential need to take other actions, such as divestitures; market risks associated with our business, including changes in interest rates, credit spreads, equity prices and foreign exchange rates, as well as challenging or deteriorating conditions in key sectors such as the commercial real estate market, that have pressured our results and continued to do so in 2010; volatility in our earnings resulting from our adjustment of our risk management program to emphasize protection of statutory surplus; the impact on our statutory capital of various factors, including many that are outside the Company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the Company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the Company’s evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for additional valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the Company’s ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the Company’s potential exposure for asbestos and environmental claims; the possibility of a pandemic or other man-made disaster that may adversely affect our businesses and cost and availability of reinsurance; weather and other natural physical events, including the severity and frequency of storms, hail, snowfall and other winter conditions, natural disasters such as hurricanes and earthquakes, as well as climate change, including effects on weather patterns, greenhouse gases, sea, land and air temperatures, sea levels, rain and snow; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; the possibility of unfavorable loss development; actions by our competitors, many of which are larger or have greater financial resources than we do; the restrictions, oversight, costs and other consequences of being a savings and loan holding company, including from the supervision, regulation and examination by the Office of Thrift Supervision (the “OTS”), and in the future, as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), The Federal Reserve and the Office of the Controller of the Currency as regulator of Federal Trust Bank; the potential effect of domestic and foreign regulatory developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products; the cost and other effects of increased regulation as a result of the enactment of the Dodd-Frank Act, which will, among other effects, vest a newly created Financial Services Oversight Council with the power to designate “systemically important” institutions, require central clearing of, and/or impose new margin and capital requirements on, derivatives transactions, and may affect our ability as a savings and loan holding company to manage our general account by limiting or eliminating investments in certain private equity and hedge funds; the Company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the ability of the Company to declare and pay dividends is subject to limitations; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster or other unanticipated events; the risk that our framework for managing business risks may not be effective in mitigating risk and loss to us that could adversely affect our business; the potential for difficulties arising from outsourcing relationships; the impact of potential changes in federal or state tax laws, including changes affecting the availability of the separate account dividend received deduction; the impact of potential changes in accounting principles and related financial reporting requirements; the Company’s ability to protect its intellectual property and defend against claims of infringement; unfavorable judicial or legislative developments; and other factors described in The Hartford’s Quarterly Reports on Form 10-Q, the 2009 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause the company’s actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.
- financial tables follow -

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
(in millions, except per share data)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,
	2009	2010	Change	2009	2010	Change

Property & Casualty Commercial	318	202	(36%)	1,036	1,002	(3%)
Group Benefits	79	30	(62%)	271	158	(42%)

Commercial Markets core earnings	397	232	(42%)	1,307	1,160	(11%)

Consumer Markets core earnings	62	28	(55%)	174	145	(17%)

Global Annuity	171	193	13%	394	622	58%
Life Insurance	40	51	28%	177	220	24%
Retirement Plans	(2)	11	NM	12	44	NM
Mutual Funds	17	23	35%	34	90	165%

Wealth Management core earnings, Excluding DAC Unlock	226	278	23%	617	976	58%
DAC Unlock	78	48	(38%)	(826)	125	NM

Wealth Management core earnings (losses)	304	326	7%	(209)	1,101	NM

Corporate and Other core losses	(74)	(60)	19%	(476)	(533)	(12%)

CONSOLIDATED
Core earnings	689	526	(24%)	796	1,873	135%

Add: Net realized capital gains (losses), net of tax and DAC, excluded from core earnings [1][2]	(132)	93	NM	(1,683)	(193)	89%
Net Income (loss)	557	619	11%	(887)	1,680	NM

PER SHARE DATA
Diluted Earnings Per Share
Net income (loss)	$1.19	$1.24	4%	$(2.93)	$2.49	NM
Core earnings	$1.51	$1.06	(30%)	$1.85	$2.89	56%
Book value per common share (including AOCI)	$38.92	$44.44	14%
Per share impact of AOCI	$(8.64)	$(2.26)	74%
Book value per common share (excluding AOCI)	$47.56	$46.70	(2%)

[1]	Includes those net realized capital gains and losses not included in core earnings. See discussion of Non-GAAP and Other Financial Measures section of this release.

[2]	Consolidated, net realized capital gains (losses), after-tax and DAC, includes DAC amortization (benefit) of $(3), $(191), $521 and $(405) in the three and twelve months ended December 31, 2009 and 2010, respectively. Consolidated, net realized capital gains (losses), after-tax and DAC, includes tax expense (benefit) of $(49), $60, $(790) and $40 for the three and twelve months ended December 31, 2009 and 2010, respectively.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful

The Hartford
2011 Fiscal Year Guidance
Core Earnings Per Diluted Share of $3.70 — $3.90*
Commercial Markets

P&C Commercial
Combined Ratio[1]	92.5% – 95.5%
Written Premium Growth	3.0% – 6.0%
Budgeted Catastrophe Ratio	2.0%

Group Benefits
Loss Ratio	76% – 79%
Fully Insured Ongoing Premium[2]	$3.9 – $4.1 Billion

[1]	Excludes catastrophes and prior year development

[2]	Guidance for fully insured ongoing premiums excludes buyout premiums and premium equivalents
Consumer Markets

Consumer Markets
Combined Ratio[3]	89.0% – 92.0%
Written Premium Growth	(2.5%) – 0.5%
Budgeted Catastrophe Ratio	6.0%

[3]	Excludes catastrophes and prior year development
Wealth Management

	Deposits	Net Flows	Core Earnings ROA[4]
Global Annuity			35 – 40 bps
U.S. Fixed and Variable Annuity	$1.5 – $2.5 Billion	($12.0) – ($10.0) Billion

Retirement Plans	$8.5 – $10.0 Billion	$0.5 – $1.5 Billion	8 – 12 bps

Mutual Funds[5]	$15.5 – $17.5 Billion	$1.5 – $3.5 Billion	9 – 13 bps

Life Insurance
Sales	$210 – $260 Million
After-tax Margin, excl. DAC Unlocks[6]	12.0% – 15.0%

[4]	ROA outlooks exclude impact of DAC unlocks

[5]	Mutual Fund Deposits and Net Flows guidance excludes proprietary mutual funds

[6]	Guidance on after-tax margin is core earnings divided by total core revenue

*	Based on 2011 guidance assumptions outlined in the “2011 GUIDANCE” section of the news release.